Exhibit 99.1

Investor Contact Stephen Pettibone 203-351-3500

One StarPoint Stamford, CT 06902 United States

STARWOOD ANNOUNCES INCREASE IN MAXIMUM TENDER AMOUNT AND EARLY TENDER RESULTS OF CASH TENDER OFFER AND CONSENT SOLICITATION

STAMFORD, Conn. (December 10, 2012) – Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT), today announced that it has increased the aggregate principal amount of its cash tender offer (the “Tender Offer”) to purchase its 7.875% Senior Notes due 2014 (CUSIP No. 85590AAM6) (the “2014 Notes”), 7.375% Senior Notes due 2015 (CUSIP No. 450912AC4 – ITT Corporation) (the “2015 Notes”), 6.75% Senior Notes due 2018 (CUSIP No. 85590AAL8) (the “2018 Notes”) and 7.15% Senior Notes due 2019 (CUSIP No. 85590AAN4) (the “2019 Notes” and, collectively, the “Notes”) from the previously announced maximum of $515,000,000 to $559,200,000. Starwood has also increased the maximum tender amount with respect to the 2015 Notes and the 2019 Notes to $153,955,000 aggregate principal amount and $40,245,000 aggregate principal amount, respectively.

Starwood further announced that, as of 5:00 p.m., New York City time, on December 7, 2012 (the “Early Tender Date”), $320,993,000 aggregate principal amount of its 2014 Notes, $153,955,000 aggregate principal amount of its 2015 Notes, $29,254,000 aggregate principal amount of its 2018 Notes, and $40,245,000 aggregate principal amount of its 2019 Notes have been tendered and not validly withdrawn in the Tender Offer. On December 10, 2012, Starwood will accept for purchase all such Notes tendered and not validly withdrawn at or prior to the Early Tender Date.

Pursuant to the terms of the Tender Offer, tendered Notes may no longer be withdrawn.

In conjunction with the Tender Offer, Starwood received consents pursuant to its previously announced consent solicitation (the “Consent Solicitation”) from the holders of a majority in principal amount of the outstanding 2014 Notes to proposed amendments (the “Proposed Amendments”) to the indenture governing the 2014 Notes (the “2014 Indenture”) to reduce the minimum notice period prior to a redemption of the 2014 Notes from thirty days to three business days. Starwood intends to enter into a supplemental indenture (the “Supplemental Indenture”) to the 2014 Indenture on December 10, 2012 to effectuate the Proposed Amendments. The Supplemental Indenture will be binding on holders of 2014 Notes not purchased in the Tender Offer.

The Tender Offer and Consent Solicitation will expire at 12:00 midnight, New York City time, on December 21, 2012, unless extended. The consummation of the Tender Offer and Consent Solicitation is not conditioned upon any minimum amount of Notes being tendered, but is subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Statement.

Citigroup and BofA Merrill Lynch are the lead dealer managers and lead solicitation agents in the Tender Offer and Consent Solicitation. J.P. Morgan is the co-dealer manager and co-solicitation agent in the Tender Offer and Consent Solicitation. Global Bondholder Services Corporation has been retained to serve as both the depositary and the information agent for the Tender Offer and Consent Solicitation.

Persons with questions regarding the Tender Offer and Consent Solicitation should contact Citigroup at (toll-free) (800) 558-3745 or (collect) (212) 723-6106, BofA Merrill Lynch at (toll-free) (888) 292-0700 or (collect) (980) 387-3907 or J.P. Morgan at (toll-free) (866) 834-4666 or (collect) (212) 834-4811. Requests for copies of the Statement, related Letter of Transmittal and Consent and other related materials should be directed to Global Bondholder Services Corporation at (toll-free) (866) 294-2200 or (collect) (212) 430-3774.

None of Starwood or its affiliates, its board of directors, the dealer managers and solicitation agents, the depositary, the information agent or the trustee with respect to each series of the Notes, makes any recommendation as to whether holders of the Notes should tender their Notes or deliver their Consents.

The Tender Offer and Consent Solicitation are made only by the Statement and the accompanying Letter of Transmittal and Consent. The Tender Offer and Consent Solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offer and Consent Solicitation are required to be made by a licensed broker or dealer, the Tender Offer and Consent Solicitation will be deemed to be made on behalf of Starwood by the dealer managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Starwood Hotels & Resorts Worldwide, Inc.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with 1,128 properties in nearly 100 countries and approximately 154,000 employees at its owned and managed properties. Starwood is a fully integrated owner, operator and franchisor of hotels, resorts and residences with the following internationally renowned brands: St. Regis®, The Luxury Collection®, W®, Westin®, Le Méridien®, Sheraton®, Four Points® by Sheraton, Aloft® and ElementSM. Starwood boasts one of the industry’s leading loyalty programs, Starwood Preferred Guest (SPG), allowing members to earn and redeem points for room stays, room upgrades and flights, with no blackout dates. Starwood also owns Starwood Vacation Ownership, Inc., a premier provider of world-class vacation experiences through villa-style resorts and privileged access to Starwood brands. For more information, please visit www.starwoodhotels.com.

Forward Looking Statements

This communication contains forward-looking statements relating to the terms, timing and potential source of funding of the Tender Offer and Consent Solicitation, as well as Starwood’s ability to implement its strategic and business initiatives. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Additional risks and factors are identified in Starwood’s filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2011, which is available on the SEC’s website at http://www.sec.gov. Starwood undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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